Exhibit 23.1

                          INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Radyne ComStream Inc.:

     We consent to the incorporation by reference in the registration statements of Radyne ComStream Inc. on Form S-8 (File No. 333-23159) filed as of March 12, 1997, Form S-8 (File No. 333-67469) filed as of November 19, 1998 and amended as of May 5, 1999, and Form S-8 (File No. 333-90383) filed as of November 5, 1999, of our report dated February 4, 2000, on the consolidated balance sheets of Radyne ComStream Inc. as of December 31, 1999 and 1998 and the related statements of operations, stockholders' equity (deficiency) and cash flows for the years then ended, which report appears in the December 31, 1999 annual report on Form 10-K of Radyne ComStream Inc.

/s/ KPMG LLP

Phoenix, Arizona
March 1, 2000